Exhibit 10.3

AMENDMENT DATED AUGUST 28, 2015 TO THE SECOND AMENDED LETTER LOAN AGREEMENT AND THE SECOND AMENDED PROMISSORY NOTE, BOTH DATED NOVEMBER 13, 2014

This Amendment to that certain Second Amended Letter Loan Agreement and that certain Second Amended Promissory Note, both dated November 13, 2014, between Lucas Energy, Inc. (“LEI”), and Louise H. Rogers, an individual as her separate property (“Rogers”), is entered into and made effective on this 28th day of August, 2015. This document is referred to as the “Amendment.”

Recitals

On or about November 13, 2014, LEI and Rogers (collectively, the “Parties”) entered into the Second Amended Letter Loan Agreement (“2d LLA”) and the Second Amended Promissory Note (“2d Note”). On August 12, 2015, the Parties entered into an additional amendment to the 2d Note and 2d LLA extending the maturity date to September 13, 2015, and including other changes. All references to the 2d LLA and the 2d Note include the August 12, 2015, amendment.

The Parties desire to again extend the Maturity Date and make certain additional amendments to the 2d LLA and the 2d Note as set forth below.

All capitalized terms in this Amendment shall have the meaning given in this document, and if not defined in this document, they shall have the meaning given in the 2d LLA in its Schedule A entitled “Definitions.”

Terms of Amendment

In recognition of the facts set forth above and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties agree as follows:

1.
The term “Maturity Date” in the 2d LLA and the 2d Note (and in any of the other Loan Documents) which is currently September 13, 2015, is amended to be October 31, 2016, effective as of the date of this Amendment.

2.
LEI agrees to bring all professional fees current that are due to Rogers, her legal counsel, and her financial advisors related to this loan transaction and to make principal payments to Rogers from any or all proceeds from insurance payments received by LEI from the title failure of the Griffin 1-H unit, Karnes County, Texas, within two business days after receipt of those funds in consideration for entering into this Amendment.

3.	Effective October 1, 2015, LEI agrees to pay Rogers monthly principal payments of $39,000.00 in lieu of interest.

4.	Effective October 1, 2015, all operating income of the collateralized assets shall be paid to Rogers each month.

5.	“Operating Income” is defined as gross revenue from the oil and gas assets LESS: payments to working interest owners, production taxes, and lease operating expenses.

6.
If, after ninety days from the date of this Amendment, Frank & McNear LLC and Rogers cannot come to terms on a buyout of the note, LEI agrees to transfer all of its oil and gas assets to a newly-formed entity.

7.	Except as set forth in this Amendment, the 2d LLA and the 2d Note and the August 12, 2015, amendment shall all remain in full force and effect with no other modifications or amendments.

8.	In entering this Amendment, Rogers expressly waives any past events of default.

This Amendment is intended to be a part of the 2d LLA and the 2d Note (and all of the other Loan Documents), effective as of August 28, 2015.

LEI and Rogers have duly executed this Amendment as of the 28th day of August, 2015.

LUCAS ENERGY, INC.

By:	/s/ Anthony C. Schnur	/s/ Louise H. Rogers / by S.E.C. atty.-in-fact
	ANTHONY C. SCHNUR, Chief Executive Officer	LOUISE H. ROGERS, as her separate
property/By Sharon E. Conway as her attorney-in-fact